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                                                                    Exhibit 10.1

                           CHANGE IN CONTROL AGREEMENT

     This AGREEMENT is made effective as of October 12, 2007 by and between FIRST FEDERAL OF NORTHERN MICHIGAN, a federally chartered stock savings bank (the "Bank"), and Martin A. Thomson ("Executive"). Any reference to "Company" herein shall mean First Federal of Northern Michigan Bancorp, Inc., or any successor thereto.

     WHEREAS, the Bank and Executive entered into the Change in Control Agreement (the "Agreement") on the 1st day of April, 2005, pursuant to which Executive was employed as President and Chief Executive Officer of the Bank, in order to recognize the substantial contribution Executive has made to the Bank and to protect his position therewith for the period provided in the Agreement; and

     WHEREAS, Section 409A of the Internal Revenue Code, ("Code"), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in severance agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

     WHEREAS, Code Section 409A and the final regulations issued thereunder in April 2007 necessitate changes to said Agreement; and

     WHEREAS, Executive has agreed to such changes; and

     WHEREAS, the Board of Directors, the Bank, and Executive believe it is in the best interests of the Bank to amend and restate the Agreement in order to incorporate the changes required by the new tax laws; and

     WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement.

     NOW, THEREFORE, in consideration of the contribution of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.   TERM OF AGREEMENT

     The "term" of this Agreement shall be thirty-six (36) full calendar months from the effective date of this Agreement set forth above, and shall include any extension or renewal made pursuant to Section 1 of this Agreement. At least sixty (60) days prior to each anniversary date of this Agreement, the Board will conduct a performance evaluation and review of Executive for purposes of determining whether to renew or extend this Agreement, and the results thereof shall be included in the minutes of the Board's meeting. In the event that the Board determines to renew or extend the Agreement, this Agreement shall renew or extend for an additional twelve (12) months from the anniversary date, such that the remaining term of this Agreement shall be thirty-six (36) months from the anniversary date. In the event the Board determines not to renew or extend this Agreement, the Board shall provide a notice of non-renewal to Executive at least thirty (30) days prior to the anniversary date of this Agreement. In the event the Board does not renew or extend the Agreement, the remaining term of this Agreement shall be twenty-four (24) months from the anniversary date of this Agreement. If

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Executive is also a director then he shall abstain from any and all voting with respect to the renewal or extension of the term of this Agreement.

2.   PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL AND TERMINATION

     This Agreement provides for certain payments and benefits to Executive only in the event of a Change in Control followed by a termination of Executive's services as described in this Agreement.

     (a) Upon the occurrence of a "Change in Control" of the Bank or the Company followed at any time during the term of this Agreement by the Involuntary Termination of Executive's employment, other than Termination for Cause, death or Disability of Executive, the Bank shall be obligated to pay or provide Executive or in the following event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be:

          (i) Severance pay, a sum equal to two times the sum of (a) the highest rate of base salary, and (b) highest rate of bonus awarded to Executive during the prior three years. If Executive has been employed by the Bank for less than one year, then the severance pay shall be a sum equal to twenty-four (24) times the highest monthly salary, and two times the highest rate of bonus awarded to Executive. Such payment shall be payable in a lump-sum form within sixty (60) days of the Date of Termination.

          (ii) Life insurance and non-taxable medical and dental coverage (at the expense of the Bank) substantially identical to the coverage maintained by the Bank for Executive prior to his termination, for a period of twenty-four (24) months after the date of termination.

          (iii) Within sixty (60) days (or within such shorter period to the extent that information can be reasonably obtained) following the Date of Termination, a lump-sum payment in an amount equal to the excess, if any, of: (a) the present value of the benefits to which Executive would be entitled under the Bank's defined benefit pension plan (and any other defined benefit plan maintained by the Bank) if Executive had the additional years of service that Executive would have had if Executive had continued working for the Bank for a twenty-four (24) month period following his termination earning the base salary paid at the time of termination of employment for the remaining unexpired term of this Agreement, determined as if each such plan had continued in effect without change in accordance with its terms as of the day prior to Executive's actual date of termination and as if such benefits were payable beginning on the first day of the month coincident with or next following Executive's actual date of Executive's termination, over (b) the present value of the benefits to which Executive is actually entitled under the Bank's defined benefit pension plan (and any other defined benefit plan maintained by the Bank) as of the date of Executive's termination, where


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               such present values are to be determined using a discount rate of
               6% and the mortality tables prescribed under Code Section 72.

          (iv) Notwithstanding the foregoing, in the event Executive is a "Specified Employee" (within the meaning of Treasury Regulation
               Section 1.409A-1(i)) no payment shall be made to Executive under this Section prior to the first day of the seventh month following the termination of Executive's employment in excess of the "permitted amount" under Code Section 409A. For these purposes, the "permitted amount" shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which Executive has terminated employment with the Bank, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which Executive has terminated employment with the Bank. The payment of the "permitted amount" shall be made within sixty (60) days following the termination of Executive's employment.

     (b) Upon the occurrence of a Change in Control, Executive will have such rights as specified in any other employee benefit plan with respect to options, stock awards or other stock incentives and such other rights as may have been granted to Executive under such plans.

     (c) Any payments to Executive under this Section 2 shall be reduced by applicable withholding taxes.

     (d) Notwithstanding the preceding paragraphs of this Section 2, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G. In addition, in no event shall the aggregate Termination Benefits to be made or approved to Executive ever exceed three (3) times the "average annual compensation," as such term is defined in OTS Regulatory Handbook Section 310 (Oversight by the Board of Directors). The allocation of the reduction of any aggregate payments or benefits under this Section 2 shall be determined by Executive, provided, however, that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

     (e) Executive shall not have the right to receive Termination Benefits pursuant to Section 2 hereof in the event of Executive's Termination for Cause or termination of employment due to Executive's death or Disability.


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3.   DEFINED TERMS

     The following capitalized terms used in this Agreement are defined as set forth below:

     (a) CHANGE IN CONTROL. A "Change in Control" of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "HOLA") as in effect at the time of the Change in Control; or
(iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's outstanding securities, except for any securities purchased by the Bank's employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more business organizations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

     (b) INVOLUNTARY TERMINATION. "Involuntary Termination" of Executive shall mean either (i) Executive's termination by the Bank, the Company or any successor(s) thereto during the term of this Agreement and following a Change in Control for any reason other than a Termination for Cause, Disability or death, or (ii) Executive's resignation from employment following a Change in Control as a result of the Company's (or any successor to the Company) failure to renew or extend this Agreement for an additional twelve (12) months on the first anniversary date of this Agreement immediately following a Change in Control, or
(iii) Executive's resignation of employment during the term of this Agreement and following a Change in Control as a result of: any demotion, loss of title, office, significant change in Executive's functions, duties or responsibilities, which change would cause Executive's position to become one of lesser importance, responsibility or scope from the position held immediately


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prior to the Change in Control, reduction in Executive's annual compensation or benefits, relocation of Executive's principal place of employment by more than 25 miles from its location immediately prior to the Change in Control, or material breach of this Agreement by the Bank, the Company or its successor(s) following a Change in Control. Upon the occurrence of any events described in clauses (ii) or (iii) above, Executive shall have the right to elect to terminate his employment under this Agreement by providing a Notice of Termination within a period not to exceed ninety (90) days after the initial event giving rise to said right to elect. Upon receiving such notice, the Bank shall have at least thirty (30) days to remedy any condition set forth in clause
(ii) or (iii), provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder. For purposes of this Section 3(b), "Involuntary Termination" shall be construed to require "Separation from Service" as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona-fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 12-month period.

     (c) TERMINATION FOR CAUSE. "Termination for Cause" shall mean termination because of Executive's intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

     (d) DISABILITY. "Disability" shall mean Executive's inability to perform duties normally associated with his position on a full-time basis for a period a six consecutive months by reason of illness or other physical or mental disability. The Bank or the Company may require a physician's written confirmation that Executive cannot perform his duties because of Executive's Disability.

4.   NOTICE OF TERMINATION

     (a) Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Any termination by Executive as a result of an Involuntary Termination under Section


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3(b)(ii) or (iii) hereof shall be communicated by Notice of Termination to the
Company within ninety (90) days of the event giving rise to the Involuntary Termination.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period), (B) any termination of by Executive as a result of an Involuntary Termination as set forth in Section 3(b)(ii) or (iii), thirty (30) days after a Notice of Termination is given unless the Bank waives its right to cure and agrees to the Involuntary Termination, and (C) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate). In no event shall the Date of Termination exceed thirty (30) days from the date Notice of Termination is given.

5.   SOURCE OF PAYMENTS

     It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.   NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.   MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.


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     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.   REQUIRED PROVISIONS

     (a) The Bank may terminate Executive's employment at any time. Any termination of Executive, however, shall be subject to the terms and conditions of this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined herein.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) (12 USC Section 1818(e)(3)) or 8(g) (12 USC Section 1818(g)) of the Federal Deposit Insurance Act (the "FDI Act"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e) (12 USC Section 1818(e)) or 8(g) (12 USC Section 1818(g)) of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default, as defined in Section 3(x) (12 USC Section 1813(x)(1)) of the FDI Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC Section 1823(c)) of the FDI Act; or (ii) when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.


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10.  SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision, and part thereof, shall, to the full extent consistent with law, continue in full force and effect.

11.  HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.  GOVERNING LAW

     The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Michigan, unless superseded or preempted by Federal law as now or hereafter in effect.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator selected by the Bank and Executive and sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

13.  PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, and that such payment or reimbursement shall occur no later than two and one-half months after the dispute is settled or resolved in Executive's favor.

14.  SUCCESSOR TO THE BANK

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.


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15.  SIGNATURES

     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized officer or director, and Executive has executed this Agreement, on the day and date first above written.

ATTEST:                                 FIRST FEDERAL OF NORTHERN MICHIGAN


/s/ Sharon R. Kirby                     By: /s/ James C. Rapin
-------------------------------------       ------------------------------------
Sharon R. Kirby                         Name: James C. Rapin
Office Services Manager                 Title: Chairman


ATTEST:                                 FIRST FEDERAL OF NORTHERN MICHIGAN
                                        BANCORP, INC.


/s/ Sharon R. Kirby                     By: /s/ James C. Rapin
-------------------                         ------------------------------------
Sharon R. Kirby                         Name: James C. Rapin
Office Services Manager                 Title: Chairman


WITNESS:                                EXECUTIVE


/s/ Sharon R. Kirby                     By: /s/ Martin A. Thomson
---------------------------                 ------------------------------------
Sharon R. Kirby                         Name: Martin A. Thomson
Office Services Manager                 Title: CEO


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